AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OR MERGER

     Reference is hereby made to that certain Agreement and Plan of Merger dated as of April 24, 2002 (the "Agreement") by and among MetaSource Group, Inc., (formerly CobraTech International, Inc.), a Nevada corporation ("Parent"), MetaSource Systems, Inc., a Delaware corporation ("Acquired Corp"), and Meta Source Acquisition Corp., a Delaware corporation, a wholly-owned subsidiary of Parent ("Acquiring Corp"). All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

     WHEREAS, the parties to the Agreement desire to amend certain terms of the Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Amendment to Section 1.13. Section 1.13 of the Agreement is hereby amended by replacing the number "$400,000.00" in the first sentence of such section with the number "$350,000.00."

Except for the specific changes provided for in this section, all terms and conditions of the Agreement shall remain and are in full force and effect.

                  2. Amendment to Section 1.4. Section 1.4 of the Agreement is hereby amended by adding the following language to the last sentence of this
section: "Joe Cheung, current sole officer and director of Parent, agrees that on or after the Closing Date (as defined herein) of the 7,457,519 shares of Parent's common stock currently held by Mr. Cheung, 6,782,519 of such shares will be canceled by Parent. As a result, Mr. Cheung will retain 675,000 shares of Parent's common stock."

     Except for the specific changes provided for in this section, all terms and conditions of the Agreement shall remain and are in full force and effect.

     3. Miscellaneous. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


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                    IN WITNESS WHEREOF, each of the following parties have
caused this Amendment to be duly executed as of the 11th day of July 2002.

Parent:                                                  Acquired Corp:

MetaSource Group, Inc.
(formerly CobraTech International, Inc.)        MetaSource Systems, Inc.

      /s/ Joe Cheung                               /s/ Courtney Smith
By:   _____________________________          By:   ___________________________
      Joe Cheung                                          Courtney Smith
Its:  President                                    Its:   President

      /s/ Joe Cheung                               /s/ Courtney Smith
By:   _____________________________          By:   ___________________________
      Joe Cheung                                          Courtney Smith
Its:  Secretary                                    Its:   Secretary

Acquiring Corp:

Meta Source Acquisition Corp.

By:      /s/ Joe Cheung
         --------------------------------------------
         Joe Cheung
Its:     President

By:      /s/ Joe Cheung
         --------------------------------------------
         Joe Cheung
Its:     Secretary